Exhibit 99.N

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Weiss Strategic Interval Fund:

We consent to the use of our report, dated January 24, 2018, included herein and to the reference to our firm under the heading “General Information – Independent Registered Public Accounting Firm” in the prospectus and under the heading “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Short Hills, New Jersey
June 29, 2018